EXHIBIT 2.6
                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the date on the signature page hereto, by and between Integrated BioPharma, Inc., a Delaware corporation ("Purchaser") and Aloe Commodities International, Inc., a Texas corporation ("Seller"). Purchaser and Seller are collectively, the "Parties".

                                    RECITALS

WHEREAS, Seller is the owner of various assets related to the Naturally
         Aloe(TM), Naturally Noni(TM) and Avera(R) Sport product lines (the "Product Lines"); and

WHEREAS, the assets specifically and directly related to the Product Lines include, but are not limited to, the following: trademarks, art work, formula for the products, customer list, goodwill, and inventory; and

WHEREAS, the Parties desire to evidence an agreement for Purchaser to purchase all of the assets related to the Product Lines from Seller, on the terms and conditions set forth herein;

WHEREAS, Purchaser and Seller intend to enter into the transactions as of the date hereof (the "Effective Date"); and

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements and representations herein contained, Purchaser and Seller agree as follows:

                                    Article I
                                Purchase and Sale

1.1 Purchase and Sale of Transferred Assets. On the terms and subject to the conditions herein expressed, Seller agrees to sell, convey, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase, good and marketable title to all of the assets, properties, and business of Seller of every nature, and description, whether tangible or intangible, contingent or otherwise, wherever so located and whether or not reflected on the books and records of Seller related to the Naturally Aloe(TM), Naturally Noni(TM) and Avera(R) Sport product lines, including, without limitation, all copyrights, trademarks, and trade names and associated goodwill, inventories, product formulas, product labels, customer lists and books and records (collectively hereinafter referred to as the "Transferred Assets"). Without limiting the generality of the foregoing, it is agreed that the Transferred Assets shall include, without limitation, all of the assets listed on Schedule "A" to this Agreement and shall be deemed transferred to Purchaser in their respective amounts existing on the Effective Date. No other assets of Seller are being transferred other than the Transferred Assets.

1.2 No Assumption of Liabilities. Purchaser shall in no event assume or be responsible for any liabilities, liens, security interests, claims, obligations, or encumbrances of Seller, contingent or otherwise, and the Transferred Assets shall be sold and conveyed to Purchaser free and clear of all liabilities, liens, security interests, claims, obligations, and encumbrances and arising out of the conduct to the business relating to the Transferred Assets by Seller prior to the Closing (as defined herein). Without limiting the generality of the foregoing, in no event shall Purchaser assume or be responsible for: (i) any income, property, franchise, sales, use or other tax of Seller or any filing requirements or obligations with respect thereto arising out of or resulting from the sale of the Transferred Assets hereunder (all such taxes to be paid by Seller) or any transaction of Seller prior to or subsequent to the execution of this Agreement; and (ii) any liabilities, obligations, or costs resulting from any claim or lawsuit or other proceeding relating to the Transferred Assets or naming Seller or any successor thereof as a party and arising out of events, transactions, or circumstances occurring or existing prior to the Closing Date.

1.3 Assignment of Contracts. Seller does hereby assign to Purchaser all of Seller's right, title and interest in and to the contracts and agreements listed on Schedule 1.3 attached hereto (the "Assigned Contracts"), free and clear of all claims, liens, pledges, encumbrances, mortgages, taxes and equities of any kind whatsoever.

1.4 Delivery of Know-How. At Closing, Seller shall furnish to Seller copies of the documents that listed on Schedule 1.4 attached hereto that relate to the Product Line Intellectual Property.

1.5 Excluded Assets. Notwithstanding anything to the contrary, the following assets related to the Product Lines are being retained by Seller and are not being assigned, transferred or sold to Purchaser:

       a. All bank accounts, demand accounts, deposit accounts, cash on hand and all accounts receivable arising from the operation of the Product Lines prior to the Closing Date (as defined herein) except for the General Nutrition Centers, Inc. account receivable listed on Schedule A.

       b. All other assets of Seller not used in connection with the Product Lines which are not specifically listed on Schedule A.

       c. Manufacturing equipment that is used in connection with the Product Lines.

1.6 Product Labels. Part of the Transferred Assets include existing product labels printed with the name of Seller. Seller authorizes Purchaser to use such labels until such supplies are exhausted.

                                   Article II
                                 Purchase Price

2.1 Purchase Price. The purchase price for the Transferred Assets shall be $2,597,469.83 payable as follows:

       a. Cash Consideration. Purchaser shall pay to Seller $872,469.83 upon Closing ("Cash Consideration") in immediately available funds by wire transfer.

       b. Common Stock. Purchaser shall issue to Seller shares of common stock of Purchaser representing that number of shares equal to (I) $1,725,000.00 divided by (II) the average closing price for Purchaser's common stock as reported on the American Stock Exchange for the last ten (10) business days prior to the Closing Date (the "Share Consideration"), as set forth on Schedule 2.1(b) attached hereto.
       Such Share  Consideration  shall be held in escrow  for a period of one
       (1) year from the Closing Date and released pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") between and among Purchaser, Seller and Vial, Hamilton, Koch & Knox, L.L.P. (the "Escrow Agent") in the form of Exhibit A attached hereto. Purchaser will cause its Transfer Agent to deliver a certificate representing such shares to the Escrow Agent as soon as practicable after the Closing Date. Such shares shall be restricted stock and shall bear the restrictive legend set forth in Section 4.2(o) herein.

      c. Registration Rights. Seller shall be entitled to the "piggy back" registration rights to said shares in accordance with the Registration Rights Agreement attached hereto as Exhibit "B."

2.2 Purchase Price Allocation. Seller and Purchaser agree to allocate the purchase price among the Transferred Assets including the items listed on Schedule A as set forth on Schedule 2.2 attached hereto.

2.3      Purchase Price Adjustment; Inventory and Valuation of Inventory.

      a. Purchaser shall cause a physical inventory of the Products to be taken by Purchaser's representative at Seller's premises after the close of business on the day immediately prior to the Closing Date (the "Closing Inventory"). The items to be included in this physical inventory shall include all finished goods, work-in-process, raw materials, bottles, labels, prepaid expenses and specified intellectual property. Seller may have a representative present during the Closing Inventory. At Closing, Seller and Purchaser shall prepare an inventory schedule attached hereto as Schedule 2.3 detailing all inventory items. No inventory items shall have an expiration date which expires within six (6) months from the Closing Date. The inventory shall be valued consistent with generally accepted accounting principles as agreed by the Parties and establish the value of such inventory as of the Closing (the "Inventory Value").

      b. If the Inventory Value is less than $597,470 the Purchase Price and the Share Consideration shall be reduced by the difference between the Inventory Value and $597,470 up to a maximum of $75,000 and if the difference is greater than $75,000, then the Purchase Price and the Cash Consideration shall be reduced by the difference between the Inventory Value and $522,470.

2.4 Conversion and Supply Agreement. Concurrently herewith, Seller and Purchaser shall enter into a Conversion and Supply Agreement in the form of Exhibit C attached hereto.

                                   Article III
                                     Closing

3.1 Time and Place of Closing. The transactions contemplated by this Agreement shall be consummated (the "Closing") on the date hereof at 11:00 a.m. (New Jersey time), simultaneously with the execution of this Agreement by the Parties, at the offices of St. John & Wayne, L.L.C., Newark, New Jersey or on such other date, or at such other time or place, as shall be mutually agreed upon by the Parties hereto (the "Closing Date").

                                   Article IV
                         Representations and Warranties

4.1 General Statement. The Parties make the representations and warranties to each other which are set forth in this Article IV, elsewhere in this Agreement, and in any financial statement, schedule or exhibit delivered with this Agreement to the other party. All such representations and warranties shall survive for a period of twelve (12) months only following Closing, regardless of any investigation or lack of investigation by any of the parties to this Agreement. No specific representation and warranty shall limit the generality or applicability of a more general representation or warranty. No representations or warranties of either of the Parties will be considered incorrect or breached unless the inaccuracy of the representation or warranty has a material impact upon that Party's ability to perform its obligations under this Agreement.

4.2 Representations and Warranties of Seller. Seller represents and warrants to Purchaser that:


       (a) Organization; Authorization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the Texas. Seller has all requisite corporate power and authority to own or lease and operate its properties and to carry on its business and is qualified or licensed to do business and is in good standing in every jurisdiction where the nature of its business or the properties owned, leased or operated by it requires qualification or licensure, except where the failure to be so qualified or licensed would not have a material adverse effect on the ability of Seller to perform its obligations under this Agreement.

       (b) Authority. Seller has full power and authority to execute and deliver this Agreement, the other agreements contemplated herein, and to consummate the transactions contemplated hereby.

       (c) Enforceability. This Agreement has been duly executed and delivered by Seller and constitutes Seller's legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, now or hereafter in effect, and general principles of equity. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court, government or governmental agency, or third person in order to consummate the transactions contemplated by this Agreement except for certain bank authorizations which have been obtained. Schedule 4.2 (c) attached hereto contains a list of such required consents.

       (d) Ownership; Title. Seller is the owner of, and has good, valid and marketable title to, the Transferred Assets, free and clear of all encumbrances including any taxes, security interests, purchase rights, contracts, commitments, equities, claims, demands, liens, encumbrances, or other restrictions whatsoever in law or in equity (the "Encumbrances"). Except for this Agreement, Seller is not a party to any purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of the Transferred Assets. The trademarks conveyed hereunder are not registered trademarks.

       (e) Capacity. Seller has full legal power, right and authority and all authorizations and approvals required by law to enter into and perform this Agreement and to sell, transfer and deliver good, valid and marketable title to the Transferred Assets free and clear of any and all liens, claims, encumbrances, or rights of third parties whatsoever in accordance with the terms of this Agreement.

       (f) Nonviolation. The execution and delivery of this Agreement and the consummation of the Transactions by Seller do not and will not (a) violate or conflict with the provisions of the Articles of Incorporation or Bylaws, or other charter documents, of Seller, (b) constitute a default under, violate, conflict with, or result in the termination of, any contract, agreement, judgment, order, injunction or decree to which any Seller is a party, or by which Seller is bound or to which Seller, or any of the Transferred Assets is subject, (c) conflict with or violate any law, rule or regulation of any governmental authority having jurisdiction over Seller or any of the Transferred Assets, or (d) result in the creation or imposition of any Encumbrance on the Transferred Assets.

       (g) Litigation. There is no pending or, to the knowledge of Seller, threatened, litigation or judicial, administrative or arbitration claim, action or proceeding with respect to the Transferred Assets nor are there any judgments, orders, writs, injunctions or decrees currently in effect involving or affecting any of the Transferred Assets.

       (h) Inventory. All the Inventory including finished goods, goods under open purchase orders or invoices on the Effective Date, work-in-process and raw materials is in good condition, not obsolete or defective, and is usable and saleable in the ordinary course of Seller's business as presently conducted and does not have an expiration date which expires within six
                  (6) months from Closing. All the items making up the Closing Inventory (as conducted during the Closing Date Inventory from October 15-16, 2003, and set forth Schedule 2.3) have not been used or sold by Seller since the dates of the Closing Inventory.

       (i) Warranty or Product Liability Claims. There are no pending or, to the knowledge of Seller, threatened warranty or product liability claims against Seller with respect to the finished goods. Schedule 4.2(i) attached hereto contains a list of all warranty or product liability claims against such goods made against Seller within the last year.

       (j) Return Policy. A copy of Seller's return policy with respect to the finished goods is attached hereto as Schedule 4.2(j).

       (k) Compliance with Laws. Seller is in compliance with all federal, state, local, municipal and foreign laws, rules, regulations, statutes and ordinances applicable to Seller as they relate to the Transferred Assets.

       (l) Purchase Orders. Schedule 4.2(l) attached hereto contains a list of open purchase orders and invoices ("Purchase Orders") specifically identifying the goods and quantifies under such open orders. Such Purchase Orders and the goods which are the subject of such orders are being transferred to Purchaser herewith free of any Encumbrances or third party claims and are for the benefit of Purchaser.

       (m) Permits and Licenses. Schedule 4.2(m) sets forth a list of all permits, licenses or authorizations held by Seller (collectively, the "Permits") required for sale of the Products. Each such Permits is in full force and effect and Seller is in compliance with such Permit. Such listed Permits are the only Permits required for Purchaser to utilize the Transferred Assets. To Seller's nowledge, no suspension or cancellation of a Permit is threatened and Seller has no basis for believing that such Permit will not be assignable to Purchaser or renewable upon expiration, as the case may be.
                  To Seller's knowledge, each such Permit will continue in full force and effect immediately following the Closing.

       (n) Intellectual Property. Schedule 4.2(n) lists (a) all trademarks, trade names, logos, patents, if any, service marks, designs and specifications, copyrights, data, formulas, processes, inventions nd other intellectual property and all applications therefor related to the Transferred Assets (collectively, "Intellectual Property"), owned, licensed or used by Seller (and discloses whether such Intellectual Property is owned by Seller and any agreements which license such Intellectual Property to Seller or otherwise allows Seller to use such Intellectual Property) and (b) all licenses granted by Seller, if any, with regard to Intellectual Property. To the knowledge of Seller, Seller owns or has the right to use all Intellectual Property owned, licensed or used by it, and such rights will be owned, licensed or made available for use by Purchaser after the Closing on terms and conditions identical to those under which Seller owned, licensed or used such rights prior to the Closing. To the knowledge of Seller, no Intellectual Property owned, licensed or used by Seller violates or infringes on any rights of any third parties. There is no pending or, to the knowledge of Seller, threatened, claim or litigation contesting the right of Seller to own, license or use such Intellectual Property. To the knowledge of Seller, no third party is presently infringing any Intellectual Property owned, licensed or used by Seller. Seller has filed certain trademark applications with the United States Patent and Trademark Office with respect to Naturally Aloe(TM) and Naturally Noni(TM); however, Seller can give no assurance that it will be granted a registered trademark with respect to such marks.

       (o)        Accredited Investor; Investment Representation.

                  (i) Seller is acquiring the Share Consideration for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such shares in violation of the Securities Act of 1933, as amended (the "Securities Act"), or any rule or regulation under the Securities Act.

                  (ii) Seller has had adequate opportunity to obtain from representatives of Purchaser such information, in addition to the representations set forth in this Agreement, as is necessary to evaluate the merits and risks of such Seller's acquisition of the Share Consideration.

                  (iii) Seller has sufficient experience in business, financial and investment matters to be able to evaluate the risks involved in the acquisition of the Share Consideration and to make an informed investment decision with respect to such acquisition.

                  (iv) Seller understands that the shares representing the Share Consideration have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act; and that until such shares are so registered, the shares representing the Share Consideration cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from registration is then available.

                  (v) Seller agrees and understands that until the shares representing the Share Consideration are sold under an effective registration statement pursuant or sold pursuant to Rule 144 under the Securities Act, a legend substantially in the following form may be placed on the certificate representing the Share Consideration to be issued to Seller:


                                    "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act"), and may not be sold, transferred or otherwise disposed of in the absence of an effective registration statement under such Act or an opinion of counsel satisfactory to the Integrated BioPharma, Inc. to the effect that such registration is not required."

                  (vi) Seller represents that it (i) is an "accredited investor" within the meaning of Rule 501(a) under the Act or (ii) has utilized a purchaser representative in accordance with Regulation D under the Act.

       (p) Brokers or Finders Fees. No agent, broker, investment banker or other firm, entity or individual is entitled to any broker's or finder's fee or any other commission or similar fee from Seller in connection with the transactions contemplated pursuant to this Agreement.

       (q) Disclosure of Material Facts. None of the representations and warranties contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

       (r) Financial Statements. Attached hereto as Schedule 4.2(r) is a true and correct copy of the following financial statements of Seller (collectively, the "Financial Statements"): a balance sheet as of the end of Seller's last fiscal year and the related statement of income and retained earnings for the fiscal year then ended, together with a balance sheet as of August 31, 2003 and the related statement of income and retained earnings for the eight (8) months then ended (the "Interim Statements"). The Financial Statements fairly present, in all material respects, the financial condition, assets and liabilities, results of operations and related costs and expenses of Seller as of the dates or for the periods presented in the Financial Statements, as applicable, in each case, in conformity with generally accepted accounting principles, applied on a consistent basis during the period involved, subject in the case of the Interim Statements, to normal year-end and audit adjustments. The Financial Statements are in accordance with Seller's books and records.

      (s)        Solvency. As of the Closing Date, Seller is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business.

       (t) Validity of Sale. The sale of the Transferred Assets by Seller to Purchaser is a sale made for fair and valid consideration and the sale and the transactions contemplated pursuant to this Agreement have not been entered into by Seller with an intent to hinder, delay or defraud its creditors.

       (u) Sales. Seller's sales in 2001, 2002 and 2003 for the products Avera(R) Sport-Protein Crunch, Avera(R) Sport-Distributor/Other, Naturally Noni(TM) and Naturally Aloe(TM) are set forth on Schedule 4.2(u) attached hereto, and Seller represents that Schedule 4.2(u) accurately represents the sales of such products during those periods.

4.3 Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

               Organization. Purchaser is a corporation duly organized,
       (a)           validly existing and in good standing under the laws of the
                  Delaware.

       (b) Authority. Purchaser has full power and authority to execute and deliver this Agreement and other agreements contemplated herein, to issue the Share Consideration and to consummate the transactions contemplated hereby.

       (c) Authorization; Enforceability. The execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings on the part of Purchaser or its stockholders are necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes Purchaser's legal, valid and binding obligation, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency or other similar laws relating to creditors' rights generally, now or hereafter in effect, and general principles of equity. Purchaser need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any court, government or governmental agency, or third person in order to consummate the transactions contemplated by this Agreement.

       (d) Capitalization. The authorized capital stock of Purchaser consists of 26,000,000 shares of stock, comprised of Stock") and 1,000,000 shares of preferred stock, with a par value of $.002 per share (the "Preferred Stock"). As of September 30, 2003, there were issued and outstanding 10,321,839 shares of Common Stock and 9,500 shares of Series A Convertible Preferred Stock. All outstanding sharesof Common Stock that make up the Share Consideration, when issued, will be validly issued, fully paid and non-assessable. Other than this Agreement or the Escrow Agreement, there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer by Purchaser (including any right of conversion or exchange under any outstanding security or other instrument) of the shares of Common Stock that make up the Share Consideration. Upon consummation of the transactions contemplated hereby, Seller shall acquire good title to the shares of the Common Stock that make up the Share Consideration, free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature arising prior to the deliver of the Share Consideration to Seller, subject to the provisions of Article VIII herein.

       (e) Nonviolation. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein by Purchaser do not and will not (a) violate or conflict with the provisions of the Articles of Incorporation or Bylaws, or other charter documents, of Purchaser, (b) constitute a default under, violate, conflict with, or result in the termination of, any contract, agreement, judgment, order, injunction or decree to which Purchaser is a party, or by which Purchaser is bound, or (c) conflict with or violate any law, rule or regulation of any governmental authority having jurisdiction over Purchaser. There is no requirement applicable to Purchaser to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Purchaser of the delivery of the Share Consideration pursuant to this Agreement. Neither the execution and delivery of this Agreement by Purchaser nor delivery by Purchaser of the Share Consideration pursuant to this Agreement will: (a) conflict with or result in a breach of any provision of its Certificate of Incorporation, as amended or its By-laws; (b) result in any default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation of Purchaser; or (c) violate any order, writ, injunction or decree applicable to Purchaser.

       (f) Brokers or Finders Fees. No agent, broker, investment banker or other firm, entity or individual is entitled to any broker's or finder's fee or any other commission or similar fee from Purchaser in connection with the transactions contemplated pursuant to this Agreement.

       (g) Disclosure of Material Facts. None of the representations and warranties contained in this Agreement or in any report or form filed with the Securities and Exchange Commission by Purchaser contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.

4.4 Survival. The representations and warranties of Seller and Purchaser, respectively, contained in this Agreement shall survive the Closing for a twelve (12) month period.

                                    Article V
                              Conditions Precedent

5.1 Conditions Precedent to Purchaser's Obligations. The obligation of Purchaser to close the transactions contemplated by this Agreement is subject to the satisfaction or the fulfillment of all of the following conditions on or prior to the Closing Date, upon non-fulfillment of any of which, this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Article X:

       a. Each and every representation and warranty made by Seller shall have been true and correct when made and shall be true and correct as if originally made on the Closing Date.

       b. All obligations of Seller to be performed hereunder through, and including on, the Closing date (including, without limitation, all obligations which Seller would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed.

       c. No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

       d. Seller shall deliver all of the Transferred Assets to Purchaser on the Closing Date, or shall take such other action with respect to the Transferred Assets as agreed between the Parties.

5.2 Conditions Precedent to Seller's Obligations. The obligation of Seller to close the transactions contemplated by this Agreement is subject to the satisfaction or the fulfillment of all of the following conditions on or prior to the Closing Date, upon non-fulfillment of any of which, this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Article X:

       a. Each and every representation and warranty made by Purchaser shall have been true and correct when made and shall be true and correct as if originally made on the Closing Date.

       b. All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including, without limitation, all obligations which Purchaser would be required to perform at the Closing if the transactions contemplated hereby were consummated) shall have been performed.

       c. No suit, proceeding or investigation shall have been commenced or threatened by any governmental authority or private person on any grounds to restrain, enjoin or hinder, or to seek material damages on account of, the consummation of the transactions contemplated hereby.

                                   Article VI
                         Closing and Closing Deliveries

6.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this
       Article VI. All documents to be delivered shall be in form and substance reasonably satisfactory to the party to whom such documents are to be delivered.

6.2 Purchaser's Deliveries. Subject to the fulfillment or written waiver of the conditions set forth in Section 5.1, Purchaser shall execute and/or deliver to Seller all of the following:

      (a) Counterpart of this Agreement duly executed by Purchaser.

      (b) A wire transfer of immediately available funds in the amount of the Cash Consideration as defined hereinabove.

      (c) As soon as practicable after the Closing Date, Purchaser shall cause its transfer agent to deliver a certificate representing the Share Consideration to the Escrow Agent pursuant to Section 2.1(b).

      (d) Counterpart of an Escrow Agreement by and between Purchaser, Seller and Escrow Agent duly executed by Purchaser in the form attached hereto as Exhibit A;

      (e) Counterpart of a Registration Rights Agreement by and between Purchaser and Seller duly executed by Purchaser in the form attached hereto as Exhibit B;

      (f) Counterpart of a Conversion and Supply Agreement by and between Purchaser and Seller duly executed by Purchaser in the form attached hereto as Exhibit C;

      (g) A Proprietary Rights Assignment duly executed by Purchaser in the form attached hereto as Exhibit E;

      (h) Any other instruments that Seller may reasonably deem necessary or desirable to effect or evidence the transactions contemplated hereby, including, but not limited to, the following:

                  (i) Certificate of Good Standing in Purchaser's jurisdiction of organization;

                  (ii) Certificates as to the incumbency of Purchaser's
                       officers;

                  (iii)Certificate of an officer of Purchaser as to the
                       representations  and  warranties  of Purchaser; and

                  (iv) Board resolutions approving this Agreement and the
                       transactions contemplated herein.

6.3 Seller's Deliveries. Subject to the fulfillment or written waiver of the conditions set forth in Section 5.2, Seller shall execute and/or deliver to Purchaser all of he following:

      (a)  Counterpart of this Agreement duly executed by Seller;

      (b) Counterpart of an Escrow Agreement by and between Purchaser, Seller and Escrow Agent duly executed by Seller in the form attached hereto as Exhibit A;

      (c) Counterpart of a Registration Rights Agreement by and between Purchaser and Seller duly executed by Seller in the form attached hereto as Exhibit B;

      (d) Counterpart of a Conversion and Supply Agreement by and between Purchaser and Seller duly executed by Seller in the form attached hereto as Exhibit C;

      (e) Bill of Sale for the Transferred Assets duly executed by Seller in the form attached hereto as Exhibit D;

      (f) A Proprietary Rights Assignment duly executed by Seller in the form attached hereto as Exhibit E;

      (g) Any and all consents and/or approval required in order for Seller to transfer the Transferred Assets to Purchaser and to complete the transactions contemplated by this Agreement.

      (h) Any other instruments that Purchaser may reasonably deem necessary or desirable to effect or evidence the transactions contemplated hereby, including, but not limited to, the following:

                  (i) Certificate of Good Standing in Seller's jurisdiction of organization;

                  (ii) Certificates as to the incumbency of Seller's officers;

                  (iii)Certificate of an officer of Seller as to the
                       representations and warranties of Seller; and

                  (iv) Shareholder and board resolutions approving this
                       Agreement and the transactions contemplated herein.

                                   Article VII
                             Post-Closing Covenants

7.1 Licenses and Permits. Seller shall cooperate with Purchaser in all commercially reasonable respects in connection with Purchaser's application or the transfer, renewal, or issuance of any Permit.

7.2 Delivery of Stock Certificate. Purchaser shall cause its transfer agent to deliver a certificate representing the Share Consideration to the Escrow Agent within five (5) business days after the Closing Date.

7.3 Assistance with Preparation of Financial Statements. In the event Purchaser is required to prepare financial statements including information relating to the Transferred Assets in accordance with applicable laws, Seller shall use commercially reasonable efforts to assist Purchaser and make available such information deemed necessary by Purchaser to prepare such statements, at Purchaser's expense.

7.4 Remittance of Receipts. Any receipts collected by or paid to Seller after the Closing Date with regard to sale of Products after the Closing Date will be duly endorsed or assigned by Seller to Purchaser and promptly remitted to Purchaser in the same form as received by Seller.

7.5 Returned Goods. Seller acknowledges and agrees that the following category of goods returned by customers to Purchaser after the Closing Date shall remain the responsibility of Seller and Purchaser shall have no obligations thereby for: (i) defective goods which were sold by Seller prior to the Closing Date; and (ii) defective goods which were subsequently manufactured by Seller for Purchaser from works-in-process existing on the Closing Date. Seller shall reimburse Purchaser for any such amounts within five (5) business days upon receipt of reasonably acceptable documentation of Purchaser's costs and expenses incurred to replace such customer's returned goods.

7.6 Confidentiality. Seller will keep confidential and will not directly or indirectly disseminate, disclose, use, communicate, divulge or otherwise appropriate any of the Confidential Information (as defined below). Seller will take all steps necessary or requested by Purchaser to ensure that all of the Confidential Information is kept secret and confidential for the sole use and benefit of Purchaser. All Confidential Information will be the exclusive property of Purchaser, and Seller will promptly deliver to Purchaser all Confidential Information, including all copies thereof, which is in Seller's possession or under Seller's control, without making or retaining any copies or extracts thereof. As used in this Agreement, "Confidential Information" means the information set forth on Schedule 7.6 attached hereto.

7.7 Limited Non-Compete; Non-Solicitation. As a condition to Purchaser's willingness to enter into this Agreement and consummate the transactions contemplated herein, following the Closing Seller and its officers, directors and Affiliates shall not directly or indirectly: (a) own, manage, control, participate in, consult with, render services for, or in any manner engage in any business within the United States of America engaged in the business of manufacturing, marketing, distributing any product bearing the name Naturally Aloe(TM), Naturally Noni(TM) and Avera(R) Sport; or (b) for a period of five (5) years thereafter, (i) sell, market, or provide any same or similar product to a retail class of trade in the following categories: mass market, groceries, drugstores, clubs, convenience stores or independents, or to Costco Wholesale Corporation locations worldwide; (ii) own any portion of a private label customer that sells to the retail class of trade or a private label brand that is sold in the retail class of trade; or (iii) induce or attempt to induce Costco Wholesale Corporation or General Nutrition Centers, Inc. to cease doing business with Purchaser, or in any way interfere with the relationship Costco Wholesale Corporation or General Nutrition Centers, Inc. and Purchaser. Purchaser acknowledges and agrees that Seller is a contract manufacturer of aloe and noni juice products for private label customers. Purchaser acknowledges that Seller has no control over such private label customers or whether such private label customers may distribute such aloe and noni juice products to a retail class of trade. If, at the time of enforcement of this Section, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area.

       For the purposes of this Agreement, "Affiliates" means any person, firm, corporation, partnership, limited liability company, joint venture, business trust, association or other entity that now or in the future, directly or indirectly, controls, is controlled by or is under common control with Seller. For the purposes of this Agreement, "control" shall mean engage or participate in the ownership, operation or management of the foregoing, "control" shall mean, with respect to: (a) corporation, the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting power to elect the directors thereof and "own" shall include any ownership by way of capital stock, partnership interests, or any other equity ownership.

       Any transactions with Purchaser or its Affiliates pursuant to this Agreement or pursuant to their written approval or direction shall not be deemed in violation of this Section 7.7.

7.8         Remedies. Seller acknowledges and agrees that its obligations under
            Section 7.6 and 7.7 above are of a special, unique and extraordinary character, that they are reasonably related to the legitimate business interests of Purchaser, and that a failure to perform any such obligation or a violation of such obligations will cause irreparable injury to Purchaser, the amount of which would be impossible to estimate or determine and for which adequate compensation could not be fashioned. Therefore, Seller agrees that Purchaser will be entitled, as a matter of right, and without the need to prove irreparable injury or to post bond, to an injunction, restraining order, writ of mandamus or other equitable relief (including specific performance) from any court of competent jurisdiction, restraining any violation or threatened violation of any term of such Section 7.6 or 7.7, or requiring compliance with or performance of any obligation thereunder, by Seller and such other persons as the court will order. The rights and remedies provided Purchaser hereunder are cumulative and will be in addition to the rights and remedies otherwise available to Purchaser under any other agreement or applicable law, including the right to require Seller to account for and pay over to Purchaser all compensation, profits, moneys, accruals, increments or other benefits derived or received as a result of any transactions constituting a breach of the covenants contained therein.

7.9 Bulk Transfer Laws. The Parties do not believe that any laws relating to bulk sales or bulk transfers (including any such laws under the Uniform Commercial Code) are applicable to any of the transactions contemplated under this Agreement. Notwithstanding the foregoing, and in order to induce Purchaser to execute this Agreement and consummate these transactions, Seller will indemnify and defend Purchaser and its Affiliates and hold them harmless (in accordance with Article VIII below) from and against any claim or other expense arising out of, resulting from or relating to, any determination of the applicability to any of the transactions of, or failure to comply with in connection with any of the transactions of, any of such laws.

                                  Article VIII
                            Indemnification Agreement

8.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VIII. For the purposes of this Article VIII, each party shall be deemed to have remade all of its representations and warranties contained in this Agreement at the Closing with the same effect as if originally made at the Closing. As used in this Agreement, the term "Damages" shall mean all liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, losses, fines, penalties, damages, costs and expenses, including, without limitation reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred in connection with the defense or investigation of any such claim.

8.2 Seller's Indemnification Obligations. Seller shall defend, indemnify, save and keep harmless Purchaser, its Affiliates and their respective representatives, officers, directors, shareholders, agents, employees, successors and assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of:

         (a) any material inaccuracy in or any material breach of any representation and warranty made by Seller in this Agreement or in any closing document delivered to Purchaser in connection with this Agreement;

         (b) any failure by Seller to perform or observe any covenant or agreement to be performed or observed by it or on its behalf under this Agreement or under any certificates or other documents or agreements executed by Seller in connection with this Agreement;

         (c) any of Seller's debts, liabilities, taxes, obligations, contracts or commitments of any nature or kind whatsoever, whether existing as of the Closing or arising thereafter, known or unknown, contingent or otherwise;

         (d) any agreements, contracts, negotiations or other dealings by Seller or any of its shareholders with any person concerning the sale of the Transferred Assets.

8.3 Setoff. Purchaser shall have the right to set-off any amounts owed by Seller to Purchaser pursuant to this Agreement (including any amounts owed pursuant to Section 8.2) against any amounts owed by Purchaser to Seller pursuant to this Agreement or against the Share Consideration.

8.4 Valid Transfer. Notwithstanding anything to the contrary contained herein, if after the Closing Date, a claim is made challenging the validity of the sale of the Transferred Assets by Seller to Purchaser and the transactions contemplated in this Agreement and such claim is upheld or resolved by a judicial proceeding, arbitration or otherwise, during the time the Share Consideration is held in escrow, then the Parties agree that Purchaser shall have the option (the "Option") to return the Product Lines to Seller in consideration for the release of the Share Consideration from escrow and return of the such Share Consideration to Purchaser. Purchaser and Seller agree that Purchaser's exercise of the Option constitutes an election of remedies and waiver of all causes of action pertaining to representations, warranties, and indemnification obligations related to the validity of the sale of the Transferred Assets.

8.5 Purchaser's Indemnification Obligations. Purchaser shall defend, indemnify, save and keep harmless Seller, and its representatives, officers, directors, agents, employees, successors and assigns against and from all Damages sustained or incurred by any of them resulting from or arising out of or by virtue of any inaccuracy in or breach of any representation and warranty made by Purchaser in this Agreement or in any closing document delivered to Seller in connection with this Agreement.

8.6 Expiration of Indemnification /Time and Manner of Claim. Purchaser or Seller shall be indemnified only to the extent that notice of a claim therefor is asserted by the other in writing and delivered prior to the expiration of twelve (12) months from the Closing Date of this Agreement. Any notice of a claim by reason of any of the representations and warranties contained in this Agreement shall state specifically the representation or warranty with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of liability asserted against the other party by reason of the claim. Any claim made by Purchaser or Seller against the other for a default or breach of any covenant or agreement contained in this Agreement must be made by written notice which shall state specifically the covenant or agreement with respect to which the claim is made, the facts giving rise to an alleged basis for such claim and the amount of liability asserted against the other party by reason of such claim.

                                   Article IX
                                Employee Matters

9.1 Employee Matters; Hiring of Employees. Purchaser may, in its sole discretion, offer employment as of the Closing to the following employees of
Seller: Kurt Cahill, Cheryl Richitt and Bob Clark. All such employees so hired, if any, will be considered "new hires" by Purchaser, and Purchaser will establish all terms and conditions relating to their employment in its sole discretion. Purchaser shall have no obligation to any employee of Seller not hired by Purchaser. Nothing contained in this Section 9.1 shall obligate Purchaser to employ any of such employees of Seller or a Transferred Employee for any length of time and the employment of any such employees by Purchaser, if any, shall be terminable at will at any time.

                                    Article X
                                  Miscellaneous

10.1 Expenses. Each party shall be responsible and pay for its respective expenses, in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation, all fees and expenses of agents, representatives, counsel, accountants and consultants.

10.2 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by:

           (a) the mutual written consent of Purchaser and Seller;

           (b) either Purchaser or Seller, if the Closing shall not have occurred at or before 11:59 p.m. on October 24, 2003; provided, however, that the right to terminate this Agreement under this Section shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date; or

           (c) Seller, on the one hand, or by Purchaser, on the other hand, if a material breach or default shall be made by the other party in the observance or in the due and timely performance of any of the covenants or agreements contained herein.

10.3 Notices. Any notice required or permitted to be given under this Agreement shall be made in writing, and shall be effective when mailed, by registered or certified mail as follows:

                  Purchaser:                Integrated BioPharma, Inc.
                                            225 Long Avenue
                                            Hillside, NJ 07205
                                            Phone: (973) 926-0816
                                            Fax: (973) 926-1735
                                            Attn:    Chief Executive Officer

                  Copy to:                  St. John & Wayne, LLC
                                            Two Penn Plaza East
                                            Newark, New Jersey 07105
                                            Phone: (973) 491-3600
                                            Fax: (973) 491-3407
                                            Attn: William P. Oberdorf, Esq.

                  Seller:                   Aloe Commodities International, Inc.
                                            2161 Hutton Drive, Suite 126
                                            Carrollton, Texas  75006
                                            Phone: (972) 241-4251
                                            Fax: (972) 241-4376
                                            Attn: L. Scott McKnight, President

                  Copy to:                  Vial, Hamilton, Koch & Knox, L.L.P.
                                            1700 Pacific Avenue, Suite 2800
                                            Dallas, Texas 75201
                                            Phone:  (214) 712-4400
                                            Fax: (214) 712-4402
                                            Attn:  Mark W. Romney, Esq.

       Any party may change said address by notice to the other parties in accordance with the terms hereof.

10.4 Press Releases and Announcements. Neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by applicable law, regulation or national exchange rule (in which case the disclosing Party shall use reasonable efforts to advise the other Party and provide it with a copy of the proposed disclosure prior to making such disclosure).

10.5 Representations as to Compliance with Law. Whenever a representation or warranty is made herein with respect to compliance with any law, that representation means the applicable subject matter is in compliance with applicable statutes, regulations and ordinances as in existence on the date hereof and on the Closing Date and does not extend to any amendments or revisions of such laws adopted subsequent to such dates.

10.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Seller may not assign its rights, interests or obligations hereunder.

10.7 Entire Agreement; Amendment. This Agreement, including the exhibits and schedules hereto, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings. The Parties hereto may, by mutual consent, amend or modify and supplement this Agreement in such manner as may be agreed upon in writing.

10.8 Captions. The captions and heading contained herein are solely for convenience of reference and will not affect the interpretation of any provision hereof.

10.9 Waiver, Discharge, etc. This Agreement may not be released, discharged or modified except by an instrument in writing signed on behalf of each of the Parties. The failure of a party to enforce any provision of this Agreement shall not be deemed a waiver by such party of any other provision or subsequent breach of the same or any other obligation hereunder.

10.10 Governing Law. This Agreement shall be construed and the rights of the Parties hereunder shall be governed by laws of the State of New Jersey. Venue for any dispute regarding this Agreement shall be in a court of competent jurisdiction in Union County, New Jersey.

10.11 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one Agreement. This Agreement may be executed by facsimile signature.

10.12 Severability. Any portion of this Agreement which a court of competent jurisdiction shall determine to be void or unenforceable against public policy, or for any other reason, shall be deemed to be severable from this Agreement and shall have no effect on the other covenants or provisions in this Agreement. It is agreed that the court shall be empowered to reform and construe any provision that would otherwise be void or unenforceable in a manner that will be valid and enforceable to the maximum extent permitted by law.

10.13 Attorneys' Fees. In the event that any action or proceeding is brought in connection with this Agreement, the prevailing party therein shall be entitled to recover its costs and reasonable attorney's fees.

10.14 Further Assurances. Seller shall, and shall cause its officers, directors and Affiliates to, execute and deliver all other documents and instruments of conveyance, transfer or assignment and take all other actions reasonably requested by Purchaser at any time before or after the Closing Date to effect the sale and transfer to Purchaser of the Transferred Assets in accordance with this Agreement. Purchaser shall, and shall cause its officers, directors and Affiliates to, execute and deliver all other documents and instruments of conveyance, transfer or assignment and take all other actions reasonably requested by Seller at any time before or after the Closing Date to effect the sale and transfer to Seller of the Cash Consideration and the Share Consideration in accordance with this Agreement.



                            [signature page follows]

       IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the 22nd day of October, 2003.



Seller:

Aloe Commodities International, Inc.



By: /s/ L. Scott McKnight
-------------------------
L. Scott McKnight, Chairman & CEO


Purchaser:

Integrated BioPharma, Inc.


By: /s/ E. Gerald Kay
---------------------
E. Gerald Kay, Chief Executive Officer


And with respect to the provisions of Section 7.7 only:

/s/ L. Scott McKnight
---------------------
L. Scott McKnight

/s/ Mark McKnight
-----------------
Mark McKnight


/s/ Fred Lauderbach
-------------------
Fred Lauderbach

/s/ Jennifer M. Larsen
----------------------
Jennifer M. Larsen

                           Exhibit A. Escrow Agreement
                                (to be attached)

                    Exhibit B. Registration Rights Agreement
                                (to be attached)

                   Exhibit C. Conversion and Supply Agreement
                                (to be attached)

                             Exhibit D. Bill of Sale
                                (to be attached)

                     Exhibit E. Proprietary Rights Agreement
                                (to be attached)

                                    Schedules
                                (to be attached)